Subject: Please vote your proxy for the Putnam/Power transaction

As you may know, Putnam Investments will be acquired by Great-West Lifeco, a subsidiary of Power Financial Corporation. The transaction is considered a ?change of control? of Putnam Management, the funds? investment advisor, and requires approval of new management contracts by the funds? shareholders.

To solicit your vote as a record shareholder of the funds, a proxy statement and ballot have been mailed to you. The Trustees of the Putnam funds unanimously recommend a vote FOR the proposal to approve the new management contracts.

It is important for you to know that no changes to the Putnam funds, to the way Putnam manages money, or to the funds? management teams are expected as a result of this transaction.

To vote, please go to the proxy services web site, http://www.proxyweb.com/Putnam , and review the instructions on how to enter and vote your control number. Or you can vote by calling 1-888-221-0697. Since proxies are mailed according to Tax ID number, it is possible that you may be asked to vote multiple proxies.

Your vote is important. Thank you for your attention to this important matter.

Putnam Retail Management
 243464 3/07

ADDITIONAL QUESTIONS AND ANSWERS FOR PHONE USE

Mutual funds are owned by shareholders and overseen by Fund Trustees, who contract for the mutual funds with investment advisors such as Putnam Investments to manage the funds.

Since 1969, Putnam has been owned by Marsh & McLennan Companies (MMC). MMC has agreed to sell Putnam to Great-West Lifeco, a subsidiary of Power Financial Corporation.

This change in ownership of Putnam, or “change of control,” will cause the Putnam mutual funds’ current management contracts to end. This means that the funds must ask shareholders to approve new contracts so that Putnam may continue to manage the funds. This vote is required even though Putnam’s current management team is expected to remain in place.

Approving new contracts is a routine legal step when there is a change of control like Putnam’s.

To obtain approval of the new contracts, the funds ask shareholders to vote by sending a proxy and ballot cards explaining the sale of Putnam and the new contracts.

We believe that in most similar past cases involving other funds, shareholders have voted to keep the investment advisor and approve the new contracts as recommended by those funds’ trustees. If there are not enough “yes” votes, Putnam would manage the fund until the Board of the Trustees of the Putnam Funds could appoint another investment advisor.

As a shareholder, your vote matters: New management contracts require a “yes” vote from shareholders who represent more than 50% of the fund’s shares or, if more than 50% of the shareholders vote, 67% must vote yes.